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                                                                   EXHIBIT 99
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May 14, 2002

COMPANY PRESS RELEASE

SIBONEY CORPORATION ANNOUNCES FIRST QUARTER RESULTS

St. Louis - May 14, 2002 - Siboney Corporation (OTC BB: SBON) announced today results of operations for the first quarter ending March 31, 2002.

For the three months ended March 31, 2002, the Company reported that revenues were $1,868,230, representing a decrease of $133,070 or 6.7% compared to $2,001,300 reported for the first quarter of 2001. Net income for the period was $45,061, a decrease of $431,637 or 90.6% from $476,698 reported for the same period of 2001.

Tim Tegeler, Chairman and CEO, commented: "While first quarter results for 2002 may appear disappointing when compared to the same period last year, it is important to point out that in 2001, Siboney Corporation experienced exceptional revenue growth of nearly 100% in the first quarter due to receiving several large orders earlier in the year than normal. Additionally, we believe that many school orders have been delayed this year due to the slowdown of the economy, which generates the tax dollars that fund some purchases of our products. Also, in the first quarter of 2002, Siboney Corporation did not receive any revenues from coal operations, which accounted for $92,263 of revenues in the first quarter of 2001. While we were experiencing a slight drop in revenues, we were also incurring higher operating costs associated with recent acquisitions and our commitment to offering newly developed products and the high level of product support we believe our customers deserve."

Bodie Marx, President, continued: "While first quarter revenues are disappointing compared with an exceptional quarter last year, we are encouraged by the revenues received in April which represented a 65% increase over last year. Furthermore, we have indications that our sales pipeline is filled with substantial business expected in the next two quarters. In addition, we have recently launched our Orchard For Your State product, which we believe will be well received in the many schools and districts looking for an effective answer to the new federal demands for accountability in all schools in all states."

 Any forward-looking statement is necessarily subject to significant uncertainties and risks. The words "believes", "anticipates", "intends", "expects" and similar expressions are intended to identify forward-looking statements. Actual results could be materially different. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Siboney Corporation, St. Louis
Bodie Marx, 314-909-1670 ext. 110


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SIBONEY CORPORATION

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FINANCIAL HIGHLIGHTS

                                             THREE MONTHS ENDED

                                      MARCH 31, 2002   MARCH 31, 2001    % CHANGE

Revenues                                $1,868,230       $2,001,300        -6.7%

Cost of Product Sales                     $432,221         $298,311        44.9%

Selling, General &
Administrative Expenses                 $1,385,159       $1,204,921        15.0%

Income from Operations                     $50,850         $498,068       -89.8%

Net Income                                 $45,061         $476,698       -90.6%

Earnings per Common Share - Diluted          $0.00            $0.03      -100.0%

Weighted Average Number of
Common Shares Outstanding - Diluted     17,239,362       17,171,322         0.4%

Total Assets                            $5,512,099       $4,567,437        20.7%

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